UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 26, 2008 (October 17, 2007)

METAMORPHIX, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8000 Virginia Manor Road Suite 140, Beltsville, Maryland, 20705
(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(301) 617-9080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Company is amending the fourth paragraph of Item 4.02(a) of its Form 8-K filed October 17, 2007 (now the third paragraph below) to state that there are no additional effects on the Company’s historical financial statements as a result of the Company’s research into several other warrant related accounting and valuation questions. These questions related to the exercise price adjustment clauses in some of the warrants, as well as the IPO related variability of the exercise price in the more recent warrant agreements. However, subsequent to the filing of its Form 8-K filed on October 17, 2007, the Company identified additional errors relating to debt and equity exchange transactions as discussed in more detail below. The Company’s Form 8-K filed October 17, 2007 is not changed in any other respects.

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02(a) – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 17, 2007, the management and Audit Committee of MetaMorphix, Inc., a Delaware corporation, or the Company, concluded that due to errors in the Company’s methodology for calculating and accounting for transferable warrants issued to non-employees from January 1, 1999 through March 31, 2007, the Company’s consolidated financial statements for such periods and any related reports of our independent registered public accounting firm should no longer be relied upon.

The Company employs the Black-Scholes option valuation model for the valuation of warrants. The Black-Scholes is a complex mathematical model that is intended to approximate the value of an “exchange traded” option with an underlying stock that is also publicly traded. Although the Company’s warrants and common stock are not traded on an exchange, the Black-Scholes model is considered to be a reasonable and appropriate method for estimating the value of the Company’s warrants for accounting purposes. The Company had historically assigned an expected life to transferable warrants issued to non-employees, which was used as an input to the Black-Scholes option valuation model. The expected life was less than the contractual life of the warrant, assuming the warrant would be exercised prior to it expiration. Upon further reflection and review of accepted valuation techniques and practices and the relevant accounting guidance, it was determined that since the warrants were transferable and issued to non-employees, the contractual life should have been used to properly assign a value to these warrants. The Company is in the process of recalculating its warrant valuations and at this time is not able to indicate exact amounts of the adjustments necessary to correct the errors in individual periods. However, such adjustments are expected to result in material amounts of additional expense and a corresponding increase to Additional Paid in Capital for the periods set forth above. The Company estimates the total cumulative error through March 31, 2007 related to the difference between using an estimated life instead of the contractual life is approximately $36.1 million.

In connection with evaluating the accounting treatment for the transferable warrants issued to non-employees, the Company was also researching several other warrant related accounting and valuation questions. These questions related to the exercise price adjustment clauses in some of the warrants, as well as the IPO related variability of the exercise price in the more recent warrant agreements. The outcome of this research was that there are no additional effects on the Company’s historical financial statements.

Subsequent to the filing of its Form 8-K filed on October 17, 2007 management and the Audit Committee identified the following additional errors relating to debt and equity exchange transactions:

  In 2004, holders of our 8% Secured Convertible Promissory Notes and our 10.9% Secured Convertible Promissory Notes converted principal and interest into shares of our Series F Convertible Preferred Stock and warrants to purchase shares of our common stock. This transaction was originally accounted for as an induced conversion. After further review of the relevant guidance, it was determined that this conversion should have been accounted for as an extinguishment of the notes. When corrected this transaction generated a loss on extinguishment.

  In 2004, holders of our various Series C, D, and E Bridge Notes converted their notes into our 12.5% Convertible Secured Promissory Notes. It was determined that this conversion should have been accounted for as an extinguishment of the old notes and the establishment of new notes. When corrected this transaction generated a loss on extinguishment.

  In 2005, we made a material modification to the terms of our 12.5% Convertible Secured Promissory Notes, in connection with a warrant exchange to eliminate a penalty warrant clause. This modification should have been accounted for as an extinguishment of the old notes and the establishment of new notes. When corrected this transaction generated a loss on extinguishment.

  In 2005, holders of our 8% Secured Convertible Promissory Notes and our 10.9% Secured Convertible Promissory Notes converted principal and interest into shares of our Series G Convertible Preferred Stock and warrants to purchase our common stock. This transaction was originally accounted for as an induced conversion, but it was determined that it should have been accounted for as a debt extinguishment. When corrected this transaction generated a gain on extinguishment.

Correction of the errors discussed above will result in non-cash charges that will not affect the Company’s cash flows.

The Company will, as soon as practicable, amend its 2006 Form 10-KSB and March 31, 2007 Form 10-QSB filings to reflect the restatements of its financial statements contained therein.

The Audit Committee of the Company's Board of Directors and the Company have discussed the above matters with its independent registered public accounting firm.

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date: February 26, 2008	By	/s/ Edwin C. Quattlebaum
Edwin C. Quattlebaum, President and Chief
Executive Officer